(Letterhead of Branden T. Burningham, Esq.)

June 27, 2002


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Rescon Technology Corp., a Nevada corporation (the "Registrant"), SEC File No. 000-13822, to be filed on or about June 27, 2002, covering the registration and issuance of 162,000 shares of common stock to eight individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Sincerely yours,

                                   /s/ Branden T. Burningham

                                    Branden T. Burningham

cc:    Rescon Technology Corp.